Exhibit 99.4

INDEX TO FINANCIAL STATEMENTS

ENLINK MIDSTREAM HOLDINGS, LP PREDECESSOR
Audited Combined Financial Statements
Report of Independent Registered Public Accounting Firm
Combined Statements of Operations for the Years Ended December 31, 2013, 2012 and 2011
Combined Balance Sheets at December 31, 2013 and 2012
Combined Statements of Equity for the Years Ended December 31, 2013, 2012 and 2011
Combined Statements of Cash Flows for the Years Ended December 31, 2013, 2012 and 2011
Notes to Combined Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Devon Energy Corporation:

We have audited the accompanying combined balance sheets of EnLink Midstream Holdings, LP Predecessor (Predecessor) as of December 31, 2013 and 2012, and the related combined statements of operations, equity, and cash flows for each of the years in the three year period ended December 31, 2013. These combined financial statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Oklahoma City, Oklahoma
March 7, 2014

ENLINK MIDSTREAM HOLDINGS, LP PREDECESSOR

COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Operating revenues:
Operating revenues — affiliates	$2,180.9	$1,816.5	$2,325.0
Operating revenues	209.8	184.3	298.4
Total operating revenues	2,390.7	2,000.8	2,623.4
Operating expenses:
Product purchases — affiliates	1,603.4	1,324.2	1,774.2
Product purchases	170.3	140.3	239.9
Operations and maintenance	125.4	127.2	109.6
Operations and maintenance — affiliates	45.3	43.8	45.9
Depreciation and amortization	199.0	159.8	144.8
General and administrative — affiliates	47.0	43.6	40.1
Non-income taxes	18.0	13.2	15.3
Asset impairments	18.2	50.1	—
Other, net	0.5	(3.0)	(58.0)
Total operating expenses	2,227.1	1,899.2	2,311.8
Operating income	163.6	101.6	311.6
Income from equity investment	14.8	2.0	9.3
Income from continuing operations before income taxes	178.4	103.6	320.9
Income tax expense	64.2	37.3	115.5
Net income from continuing operations	114.2	66.3	205.4
Discontinued operations:
Net income from discontinued operations	2.6	10.6	12.8
Net income from discontinued operations attributable to non-controlling interests	(1.3)	(1.1)	(2.1)
Net income from discontinued operations attributable to Devon	1.3	9.5	10.7
Net income attributable to Devon	$115.5	$75.8	$216.1

See accompanying notes to the combined financial statements.

ENLINK MIDSTREAM HOLDINGS, LP PREDECESSOR

COMBINED BALANCE SHEETS

	December 31,
	2013	2012
	(in millions)
Assets
Current assets:
Inventories	$2.6	$5.5
Prepaid expenses	3.6	4.2
Assets held for sale	—	21.4
Other	0.4	0.3
Total current assets	6.6	31.4
Property, plant and equipment, at cost	3,200.3	2,985.8
Less accumulated depreciation and amortization	(1,359.9)	(1,142.6)
Net property, plant and equipment	1,840.4	1,843.2
Equity investment	61.1	57.7
Goodwill	401.7	401.7
Assets held for sale	—	201.2
Total assets	$2,309.8	$2,535.2
Liabilities and Equity
Current liabilities:
Accrued expenses and other	$44.7	$80.1
Current liabilities associated with assets held for sale	—	3.3
Total current liabilities	44.7	83.4
Asset retirement obligations	14.9	13.2
Deferred income taxes	466.2	431.8
Other	0.3	4.8
Total liabilities	526.1	533.2
Equity:
Devon equity	1,783.7	1,953.3
Non-controlling interests	—	48.7
Total equity	1,783.7	2,002.0
Commitments and contingencies (Note 9)
Total liabilities and equity	$2,309.8	$2,535.2

See accompanying notes to the combined financial statements.

ENLINK MIDSTREAM HOLDINGS, LP PREDECESSOR

COMBINED STATEMENTS OF EQUITY

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Devon equity
Balance as of beginning of year	$1,953.3	$1,856.0	$1,800.4
Net income	115.5	75.8	216.1
Net distributions from (to) Devon — continuing operations	(117.6)	115.7	(131.1)
Net distributions to Devon — discontinued operations	(167.5)	(94.2)	(29.4)

Balance as of end of year	$1,783.7	$1,953.3	$1,856.0

Non-controlling interests
Balance as of beginning of year	$48.7	$45.3	$48.6
Net income	1.3	1.1	2.1
Sale of non-controlling interest	(47.1)	—	—
Net distributions from (to) non-controlling interests — discontinued operations	(2.9)	2.3	(5.4)

Balance as of end of year	$—	$48.7	$45.3

Total equity
Balance as of beginning of year	$2,002.0	$1,901.3	$1,849.0
Net income	116.8	76.9	218.2
Sale of non-controlling interest	(47.1)	—	—
Net distributions from (to) Devon — continuing operations	(117.6)	115.7	(131.1)
Net distributions to Devon and non-controlling interests — discontinued operations	(170.4)	(91.9)	(34.8)

Balance as of end of year	$1,783.7	$2,002.0	$1,901.3

See accompanying notes to the combined financial statements.

ENLINK MIDSTREAM HOLDINGS, LP PREDECESSOR

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Cash flows from operating activities:
Net income from continuing operations	$114.2	$66.3	$205.4
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	199.0	159.8	144.8
Asset impairments	18.2	50.1	—
Deferred income tax (benefit) expense	34.0	(10.5)	42.0
(Income) loss from equity investment, net of distributions	(2.8)	0.3	(0.9)
Other noncash items, net	1.0	(1.0)	1.9
Changes in assets and liabilities:
Inventories	2.9	0.5	3.7
Prepaid expenses	0.4	0.1	(1.0)
Other assets	(0.6)	0.5	0.7
Accrued expenses and other liabilities	(5.8)	(11.7)	4.6

Net cash provided by operating activities	360.5	254.4	401.2

Cash used in investing activities:
Capital expenditures	(243.1)	(351.7)	(247.6)
Contribution to equity investment	—	(16.8)	(21.1)
Other	0.2	—	0.1

Net cash used in investing activities	(242.9)	(368.5)	(268.6)

Cash flows from financing activities:
Net distributions from (to) Devon	(117.6)	115.7	(131.1)
Other	—	(1.6)	(1.5)

Net cash provided by (used in) financing activities	(117.6)	114.1	(132.6)

Cash flows from discontinued operations:
Net cash provided by operating activities	1.8	25.3	33.4
Net cash provided by (used in) investing activities	153.0	74.1	(22.5)
Net cash used in financing activities — net distributions to Devon and non-controlling interests	(170.4)	(91.9)	(34.8)

Net cash provided by (used in) discontinued operations	(15.6)	7.5	(23.9)

Net change in cash and cash equivalents	(15.6)	7.5	(23.9)
Beginning cash and cash equivalents — related to assets held for sale	15.6	8.1	32.0
Ending cash and cash equivalents — related to assets held for sale	$—	$15.6	$8.1

See accompanying notes to the combined financial statements.

ENLINK MIDSTREAM HOLDINGS, LP PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

1.                       Organization and Nature of Business

On March 7, 2014, Devon Energy Corporation (“Devon”), Crosstex Energy, Inc. and EnLink Midstream Partners, LP (formerly known as Crosstex Energy, L.P.) (collectively “Crosstex”) combined the Crosstex assets with certain of Devon’s midstream assets, forming a new midstream business (the “Merger”). Following the Merger, two publicly-held entities will exist:  EnLink Midstream Partners, LP (the “Partnership”) and EnLink Midstream, LLC (“EnLink Midstream”), a master limited partnership and a general partner, respectively.

In exchange for a controlling interest in both EnLink Midstream and the Partnership, Devon contributed its equity interest in EnLink Midstream Holdings, LP (“Midstream Holdings”) and $100 million in cash. Midstream Holdings owns Devon’s midstream systems serving the Barnett, Cana-Woodford and Arkoma-Woodford Shales in Texas and Oklahoma, as well as a contractual right to the burdens and benefits of a 38.75% economic interest in Gulf Coast Fractionators in Mont Belvieu, Texas. The Partnership and EnLink Midstream each own 50% of Midstream Holdings.

Subsequent to closing the Merger, the ownership of EnLink Midstream is approximately:

•                  Devon: 70%

•                  Former Crosstex Energy, Inc. public shareholders: 30%

Subsequent to closing the Merger, the ownership of the Partnership is approximately:

•                  EnLink Midstream, as general partner: 7%

•                  Devon: 53%

•                  Former Crosstex Energy, L.P. public unitholders: 40%

The accompanying financial statements of Enlink Midstream Holdings, LP Predecessor (the “Predecessor”) have been prepared in connection with the Merger. The Predecessor is comprised of Devon’s U.S. midstream assets and operations, including Devon’s 38.75% economic interest in Gulf Coast Fractionators.

The Predecessor is engaged in the business of purchasing natural gas from Devon and third parties at or near the wellhead and then gathering, compressing, treating and processing the purchased natural gas and fractionating the natural gas liquids, or NGLs, that result from the natural gas processing. After performing these activities, the Predecessor sells its natural gas and NGLs to Devon. The Predecessor primarily performs these activities to support Devon’s operations. However, to the extent system capacity is available, the Predecessor also provides these services to other companies engaged in the production, distribution and marketing of natural gas and NGLs.

The Predecessor’s assets consist of Devon’s U.S. natural gas gathering and processing systems, as well as Devon’s 38.75% economic interest in Gulf Coast Fractionators. These systems are located primarily in Texas and Oklahoma. The most significant system is the Bridgeport system, which serves the Barnett Shale in North Texas. This system includes integrated gathering pipelines, one gas processing plant and an NGL fractionator. The Cana system serves the Cana-Woodford Shale in West Central Oklahoma. This system consists of integrated gathering pipelines and a gas processing plant. The Northridge system serves the Arkoma-Woodford Shale in Southeastern Oklahoma. This system consists of integrated gathering pipelines and a gas processing plant. Gulf Coast Fractionators is a full-service NGL fractionator located on the Gulf Coast at the Mont Belvieu, Texas hub. The Predecessor’s other assets include systems that serve the Powder River Basin in Wyoming and other areas where Devon operates.

2.                       Summary of Significant Accounting Policies

Basis of Presentation

The Predecessor’s accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on the basis of Devon’s historical ownership of the Predecessor’s assets and its operations. These financial statements include the Predecessor’s accounts and those of its majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

The accompanying financial statements have been prepared from records maintained by Devon and may not be indicative of the actual results of operations that might have occurred if the Predecessor had been operated separately during the periods reported. Because a direct ownership relationship did not exist among the businesses comprising the Predecessor, the net investment in the Predecessor is shown as equity, in lieu of owner’s equity, in the combined financial statements.

During the reporting periods for the accompanying financial statements, Devon provided cash management services to the Predecessor through a centralized treasury system. As a result, all revenues covered by the centralized treasury system were deemed to have been received in cash by the Predecessor from Devon during the period in which the revenue was recorded in the financial statements. All charges and cost allocations covered by the centralized treasury system were deemed to have been paid in cash to Devon during the period in which the cost was recorded in the financial statements. The net effects of these amounts are reflected as net distributions to or contributions from Devon and non-controlling interests in the accompanying statements of equity. As a result of this accounting treatment, the Predecessor’s working capital does not reflect any affiliate accounts receivables or payables, except for amounts that pertain to planned cash transfers between the Predecessor and Devon affiliates.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates, and changes in these estimates are recorded when known. Significant items subject to such estimates and assumptions include the following:

•                  reporting unit fair value and the related assessment of goodwill for impairment,

•                  fair value of property, plant and equipment and the related impairment assessment,

•                  depreciation of property, plant and equipment,

•                  allocations of Devon’s corporate overhead costs,

•                  legal and environmental risks and exposures,

•                  asset retirement obligations, and

•                  income taxes.

Reportable Segments

The Predecessor’s operations are managed through distinct operating segments, which are defined primarily as each natural gas gathering and processing system serving separate geographic regions. For financial reporting purposes, the operating segments are aggregated into one reporting segment due to the similar nature of the businesses.

Revenue Recognition and Gas Balancing

The Predecessor’s operating revenues consist of revenues from gathering, compressing, treating and processing natural gas and from fractionating NGLs. Generally, the Predecessor receives fees for the services it provides. For natural gas processing services, the Predecessor receives a percent-of-proceeds fee based on the sales value of extracted NGLs and residue natural gas. For gathering, compression and treating services, the Predecessor receives a fixed fee based on the volume and thermal content of the associated natural gas.

Operating revenues are recorded at the time products are sold or services are provided to Devon or other customers at a fixed or determinable price, delivery or performance has occurred, title has transferred and collectability of the revenue is probable.

Operating revenues and expenses attributable to the Predecessor’s natural gas and NGL purchase and processing contracts are reported on a gross basis when the Predecessor takes title to the products and has risks and rewards of ownership. The natural gas purchased under these contracts is processed in the Predecessor’s processing facilities.

Allocation of Costs

Certain of Devon’s centralized overhead and operating costs represent shared services that benefit its subsidiaries and affiliates, including the Predecessor. The shared services consist primarily of accounting, treasury, information technology, human resources, legal and facilities management. The accompanying financial statements include costs allocated by Devon for these shared services in the form of a management services fee. The costs are allocated to the Predecessor based on its proportionate share of Devon’s revenues, employee compensation and gross property, plant and equipment. Management believes these allocation methodologies are reasonable. All allocated costs are included in general and administrative expenses in the accompanying combined statements of operations.

Devon grants certain share-based awards to members of its Board of Directors and selected employees. The Predecessor does not grant share-based awards but does participate in Devon’s share-based award plans. The awards granted under Devon’s plans are measured at fair value on the date of grant and are recognized as expense over the applicable requisite service periods.

The Predecessor does not sponsor any pension, postretirement or employee savings plans. However, the Predecessor participates in certain plans sponsored by Devon. The Predecessor participates in Devon’s non-contributory defined benefit pension plans, including both qualified and nonqualified plans. Devon also has defined benefit postretirement plans that provide medical and, in some cases, life insurance benefits, in which the Predecessor participates. Devon also sponsors, and the Predecessor participates in, 401(k) and enhanced contribution plans to which Devon makes contributions to participant accounts.

Income Taxes

Certain of the Predecessor’s operations are subject to income taxes assessed by the federal and various state jurisdictions in the U.S. Additionally, certain of the Predecessor’s operations are subject to tax assessed by the State of Texas that is computed based on modified gross margin as defined by the State of Texas. The Texas margin tax is presented as income tax expense in the accompanying statements of operations.

In addition, the Predecessor accounts for deferred income taxes related to the federal and state jurisdictions using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for the future tax benefits attributable to the expected utilization of existing tax net operating loss carryforwards and other types of carryforwards. If the future utilization of some portion of carryforwards is determined to be unlikely, a valuation allowance is provided to reduce the recorded tax benefits from such assets. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Predecessor recognizes the financial statement effects of tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by a taxing authority. Recognized tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not of being realized upon ultimate settlement with a taxing authority. Liabilities for unrecognized tax benefits are presented as other current or long-term liabilities in the accompanying balance sheet based on timing of the expected settlement. Interest and penalties related to unrecognized tax benefits are included in current income tax expense.

In connection with the mergers, the Predecessor’s operations will be structured so that none of its operations will be subject to income tax, except for the operations subject to the Texas gross margin tax. Accordingly, Midstream Holdings, including its subsidiaries, will no longer be subject to corporate federal income taxes.

Discontinued Operations

The Predecessor classifies as discontinued operations its assets or asset groups that have clearly distinguishable cash flows and are in the process of being sold or have been sold.

Cash and Cash Equivalents

The Predecessor considers all highly liquid investments with original contractual maturities of three months or less to be cash equivalents. Under the Predecessor’s cash management arrangement with Devon, the Predecessor remits all excess cash to Devon who then funds the Predecessor’s controlled disbursement accounts as amounts are presented for payment. There were no outstanding checks in excess of cash balances as of December 31, 2013.

Inventories

Inventories consist of materials and supplies used in the Predecessor’s operations. All inventories are recorded at the lower of the weighted average cost or market value.

Property, Plant and Equipment

Costs directly and indirectly related to the acquisition or construction of the Predecessor’s processing facilities, pipelines and equipment are capitalized and recorded as property, plant and equipment. Direct costs include labor and material costs. Indirect costs include taxes, fees, the cost of funds used during construction and other various costs. Improvement costs which extend the useful lives or increase the capacity of these assets are also capitalized. Repair and maintenance costs which do not increase the useful lives or capacity of these assets are recognized as operations and maintenance expense in the accompanying statements of operations.

Costs for property, plant and equipment that are in use are depreciated over the assets’ estimated useful lives, using either the units-of-production or straight-line method.

Upon the disposition or retirement of property, plant and equipment related to continuing operations, any gain or loss is recognized as other income or expense in the statement of operations. When a disposition or retirement occurs which qualifies as discontinued operations, any gain or loss is recognized as income or loss from discontinued operations in the statement of operations.

The Predecessor evaluates its property, plant and equipment for potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The carrying amount of a long-lived asset is not recoverable when it exceeds the undiscounted sum of the cash flows expected to result from the use and eventual disposition of the asset. Estimates of expected future cash flows represent management’s best estimate based on reasonable and supportable assumptions. When the carrying amount of a long-lived asset is not recoverable, an impairment loss is recognized equal to the excess of the asset’s carrying value over its fair value. The fair values of long-lived assets are generally determined from estimated discounted future net cash flows. The fair value of the predecessor’s long-lived assets is considered a level 3 fair value measurement. Estimated future net cash flows are highly dependent on the duration of expected cash flows and estimated future natural gas and NGL pricing, operating costs, capital expenditures and throughput volumes.

Equity Method of Accounting

The Predecessor accounts for investments it does not control but has the ability to exercise significant influence using the equity method of accounting. Under this method, equity investments are carried originally at the acquisition cost, increased by the Predecessor’s proportionate share of the investee’s net income and by contributions made, and decreased by the Predecessor’s proportionate share of the investee’s net losses and by distributions received.

The Predecessor evaluates its equity investments for potential impairment whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable.

Goodwill

Goodwill represents the excess of the purchase price of business combinations over the fair value of the net assets acquired. Goodwill is tested at least annually for impairment. The impairment test requires allocating goodwill and all other assets and liabilities to assigned reporting units. The fair value of each reporting unit is estimated and compared to the net book value of the reporting unit. If the estimated fair value of the reporting unit is less than the net book value, including goodwill, then the goodwill is written down to the implied fair value of the goodwill through a charge to expense. Because quoted market prices are not available for the Predecessor’s reporting unit, the fair value of the reporting unit is estimated using valuation analyses based on values of comparable companies and comparable transactions. The Predecessor performed annual impairment tests of goodwill as of the fourth quarters of 2013, 2012 and 2011. Based on these assessments, no impairment of goodwill was required.

Asset Retirement Obligations

The Predecessor recognizes liabilities for retirement obligations associated with its pipelines and processing and fractionation facilities. Such liabilities are recognized when there is a legal obligation associated with the retirement of the assets and the amount can be reasonably estimated. The initial measurement of an asset retirement obligation is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to the associated property, plant and equipment. If the fair value of a recorded asset retirement obligation changes, a revision is recorded to both the asset retirement obligation and the asset retirement cost. The Predecessor’s asset retirement obligations include estimated environmental remediation costs which arise from normal operations and are associated with the retirement of the long-lived assets. The asset retirement cost is depreciated using a systematic and rational method similar to that used for the associated property, plant and equipment.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Liabilities for environmental remediation or restoration claims resulting from improper operation of assets are recorded when it is probable that an obligation has been incurred and the amount can be reasonably estimated. Expenditures related to such environmental matters are expensed or capitalized in accordance with the Predecessor’s accounting policy for property, plant and equipment.

3.                       Affiliate Transactions

The Predecessor engages in various transactions with Devon and other affiliated entities. These transactions relate to sales to and from affiliates, services provided by affiliates, cost allocations from affiliates and centralized cash management activities performed by affiliates. Management believes these transactions are executed on terms that are fair and reasonable and are consistent with terms for transactions with nonaffiliated third parties. The amounts related to affiliate transactions are specified in the accompanying financial statements.

The following schedule presents the affiliate transactions and other transactions made to or received from Devon, all of which are settled through an adjustment to equity:

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Continuing operations:
Operating revenues — affiliates	$(2,180.9)	$(1,816.5)	$(2,325.0)
Operating expenses — affiliates	1,695.7	1,411.6	1,860.2

Net affiliate transactions	(485.2)	(404.9)	(464.8)

Capital expenditures	243.1	351.7	247.6
Other third-party transactions, net	124.5	168.9	86.1

Total third-party transactions	367.6	520.6	333.7

Net distributions from (to) Devon — continuing operations	$(117.6)	$115.7	$(131.1)

Discontinued operations:
Operating revenues — affiliates	$(20.2)	$(89.5)	$(152.3)
Operating expenses — affiliates	6.5	60.3	107.6
Cash used in financing activities — affiliates	(5.6)	(1.1)	(24.7)

Net affiliate transactions	(19.3)	(30.3)	(69.4)

Capital expenditures	2.1	13.5	22.5
Other third-party transactions, net	(153.2)	(75.1)	12.1

Net third-party transactions	(151.1)	(61.6)	34.6

Net distributions to Devon and non-controlling interests — discontinued operations	$(170.4)	$(91.9)	$(34.8)

During 2013, 2012 and 2011, Devon was the Predecessor’s only significant customer. Devon accounted for 91% of the Predecessor’s operating revenues for both 2013 and 2012 and 89% for 2011.

Share-based compensation costs included in the management services fee charged to the Predecessor by Devon were approximately $12.8 million for both 2013 and 2012 and $12.6 million for 2011. Pension, postretirement and employee savings plan costs included in the management services fee charged to the Predecessor by Devon were approximately $8.7 million, $9.1 million, and $8.3 million for 2013, 2012 and 2011, respectively. These amounts are included in general and administrative expenses in the accompanying statements of operations.

4.                       Other, net

During 2013, the Predecessor recognized $0.5 million of net other expense. During 2012 and 2011, the Predecessor recognized $3.0 million and $58.0 million of net other income, respectively. In 2012, the Predecessor received insurance proceeds of $5.6 million related to business interruption that occurred at Gulf Coast Fractionators. In 2011, the Predecessor received $57.8 million of excess insurance recoveries related to business interruption and equipment damage at its Cana system that resulted from tornadoes.

5.                       Income Taxes

Income Tax Expense

The Predecessor is a member of an affiliated group that files consolidated income tax returns. Income taxes are calculated based on each entity’s separate taxable income or loss. The components of income tax expense related to the Predecessor’s income from continuing operations are as follows:

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Current income tax expense:
U.S. federal	$29.3	$46.2	$71.4
Various states	0.9	1.6	2.1

Total current tax expense	30.2	47.8	73.5

Deferred income tax expense (benefit):
U.S. federal	33.1	(10.2)	40.8
Various states	0.9	(0.3)	1.2

Total deferred tax expense (benefit)	34.0	(10.5)	42.0

Total income tax expense	$64.2	$37.3	$115.5

The following schedule reconciles the Predecessor’s total income tax expense and the amount computed by applying the statutory U.S. federal tax rate to income from continuing operations before income taxes:

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Expected income tax expense based on federal statutory rate of 35%	$62.4	$36.0	$112.2
State income taxes, net of federal benefit and other	1.8	1.3	3.3

Total income tax expense	$64.2	$37.3	$115.5

Deferred Tax Assets and Liabilities

The tax effects of temporary differences that gave rise to significant portions of the Predecessor’s deferred tax assets and liabilities are presented below:

	December 31,
	2013	2012
	(in millions)
Deferred tax assets:
Asset retirement obligations	$4.6	$4.2
Other	0.5	0.1
Total deferred tax assets	5.1	4.3

Deferred tax liabilities:
Property, plant and equipment	(471.3)	(435.4)
Other	—	(0.7)
Total deferred tax liabilities	(471.3)	(436.1)

Deferred tax liability, net	$(466.2)	$(431.8)

Unrecognized Tax Benefits

For the years ended December 31, 2013, 2012 and 2011, the Predecessor had not recorded any amounts related to unrecognized tax benefits. Included below is a summary of the tax years that remain subject to examination by taxing authorities:

Jurisdiction	Tax Years Open
U.S. federal	2008-2013
Various U.S. states	2008-2013

6.                       Discontinued Operations

The following schedule summarizes net income for Predecessor’s discontinued operations:

	Year Ended December 31,
	2013	2012	2011
	(in millions)
Operating revenues:
Operating revenues	$11.6	$22.6	$20.4
Operating revenues — affiliates	20.2	89.5	152.3

Total operating revenues	31.8	112.1	172.7

Operating expenses:
Operating expenses	17.4	40.9	38.3
Operating expenses — affiliates	6.6	60.3	107.6
Asset impairments	2.2	3.0	6.8
(Gain) loss on sale of assets, net	1.6	(8.7)	—

Total operating expenses	27.8	95.5	152.7

Income before income taxes	4.0	16.6	20.0
Income tax expense	1.4	6.0	7.2

Net income	2.6	10.6	12.8
Net income attributable to non-controlling interests	(1.3)	(1.1)	(2.1)

Net income attributable to Devon	$1.3	$9.5	$10.7

The following schedule presents the main classes of assets and liabilities associated with Predecessor’s discontinued operations. There were no assets and liabilities associated with discontinued operations as of December 31, 2013:

December 31, 2012
(in millions)
Cash and cash equivalents	$15.6
Accounts receivable	3.7
Inventories	2.0
Other current assets	0.1

Total current assets	21.4
Property, plant and equipment	184.7
Goodwill	16.5

Total assets	$222.6

Accounts payable	$2.8
Other current liabilities	0.5

Total current liabilities	3.3
Asset retirement obligations	4.2
Other long-term liabilities	0.3

Total liabilities	$7.8

Non-controlling interests in equity	$48.7

7.                       Property, Plant and Equipment

The components of property, plant and equipment are as follows:

	December 31,
	2013	2012
	(in millions)
Pipelines	$1,921.9	$1,817.2
Processing facilities	1,270.2	1,160.0
Other	8.2	8.6

Property, plant and equipment	3,200.3	2,985.8
Accumulated depreciation and amortization	(1,359.9)	(1,142.6)

Property, plant and equipment, net	$1,840.4	$1,843.2

During 2013 and 2012, the Predecessor recognized $18.2 million and $50.1 million, respectively, of asset impairments related to its continuing operations. The impairments resulted from the impact of lower natural gas and NGL prices on the Predecessor’s Northridge system and other less significant systems.

8.                       Asset Retirement Obligations

The schedule below summarizes the changes in the Predecessor’s asset retirement obligations:

	Year Ended December 31,
	2013	2012
	(in millions)
Beginning asset retirement obligations	$13.2	$11.8
Revisions to existing liabilities	1.0	0.2
Liabilities incurred	—	0.5
Accretion	0.7	0.7

Ending asset retirement obligations	$14.9	$13.2

9.                       Commitments and Contingencies

Commitments

The Predecessor leases certain equipment and office space under operating lease arrangements. Total rental expense recognized under these operating leases was $21.7 million, $27.8 million and $25.9 million in 2013, 2012 and 2011, respectively.

In addition to its operating leases, the Predecessor has rights-of-way commitments that have remaining non-cancelable terms in excess of one year. The following schedule includes these long-term commitments and short-term commitments to purchase materials in connection with the Predecessor’s growth projects as of December 31, 2013:

Year Ending December 31,	Operating Leases	Rights-of- Way	Purchase Commitments
	(in millions)
2014	$7.4	$0.1	$3.9
2015	0.7	0.1	—
2016	—	0.1	—
2017	—	0.1	—
2018	—	0.1	—
Thereafter	—	0.5	—

Total	$8.1	$1.0	$3.9

Litigation Contingencies

The Predecessor is involved in various routine legal actions and proceedings arising in the normal course of its business. However, to the Predecessor’s knowledge, there were no material pending legal proceedings to which the Predecessor is a party or to which any of its property is subject.

Environmental Contingencies

The operation of pipelines, plants and other facilities for gathering, processing or transmitting natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, the Predecessor must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal, and other environmental matters. The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on the Predecessor’s results of operations, financial condition or cash flows. At December 31, 2013, Predecessor had $0.3 million of liabilities recorded for environmental matters which are included in other long-term liabilities in the accompanying combined balance sheet.